EXHIBIT 99.1

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The Quantum Group Announces Increased Patient Enrollment Following Medicare Advantage Open Enrollment Period

Announces business plans for patient recruitment for the balance of the year

WELLINGTON, Fla. (April 3, 2008) - The Quantum Group, Inc. (AMEX:QGP, QGP.WSA, QGP.WSB) (www.QuantumMD.com) announced today that, following an open enrollment period instituted by The Centers for Medicare and Medicaid Services (CMS), the Company’s subsidiary, Renaissance Health Systems, increased its enrolled Medicare Advantage base to 2,240 and is on track to reach a projected 5,000 enrollments by December 31, 2008.

During the CMS open enrollment period, which runs from November 15th through March 31st of each year, Medicare-eligible patients are allowed to choose or switch health plans. Patients who come of eligible age for Medicare or Medicaid during the balance of the year as well as those who become eligible to receive both Medicaid and Medicare benefits or are eligible for special needs waivers, are able to select a plan year round.

Noel J. Guillama, President and CEO of The Quantum Group, stated earlier this week that the Company plans to continue recruitment of Medicare-eligible individuals for the remainder of the year. Mr. Guillama said, “The state of Florida welcomes new residents by the thousands each month, many of which are Medicare-eligible and looking to retire in the Sunshine State. We will continue to work with our HMO partners to pursue marketing initiatives geared to the newly Medicare-eligible, those who are receiving both Medicare and Medicaid benefits as well as those with special needs waivers.”

Guillama continued, “We are also in discussions with our HMO partners to cultivate new or transferred providers and/or patient assignments who are already enrolled in Medicare Advantage plans with each respective HMO. Our strategy is on track to focus on the continued growth of our provider base and enhancement of our relationships with our HMO partners during the closed enrollment season. Further, we look forward to the anticipated rollout of several of our most exciting outsourcing services and products geared to increase the efficiency and effectiveness of healthcare providers later this year – particularly our previously announced dynamic technology platform initiative.”

Referring to the continued expansion of affiliated healthcare providers, Barbara Roqueta, Senior Vice President of Provider Operations, stated, “We have enjoyed the ongoing growth of our provider base. We are on track to reach our projected goal of 2,500 providers by the end of this calendar year. We have established Community Health Systems in 26 counties and are engaged in an expansion to establish our presence in an additional six counties this calendar year.”

About The Quantum Group, Inc.

The Quantum Group is a Florida-based organization that builds and manages healthcare systems and offers consulting and outsourcing services to the nation’s largest and fastest growing industry— healthcare.

The Company is leveraging leading-edge technology with the development and execution of a series of innovative patent-pending technology initiatives designed to make Quantum one of the state’s leading providers of business solutions for the healthcare industry. Through its growing number of over 1,800 contracted healthcare providers and managed care relationships in the state of Florida, the Company believes it is positioned to bring increased efficiencies to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients. The Company does not undertake any obligation to publicly update any forward-looking statements. There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

BPC Financial Marketing

John Baldissera

800.368.1217

Or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800